                                                                     EXHIBIT 2.1













                            ASSET PURCHASE AGREEMENT

                                 by and between

                                  VIASAT, INC.

                                   as "Buyer"

                                       and

                            SCIENTIFIC-ATLANTA, INC.

                                   as "Seller"




                                January 18, 2000



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                            ASSET PURCHASE AGREEMENT

                  This Asset Purchase Agreement, dated as of January 18, 2000, is by and between ViaSat, Inc., a Delaware corporation ("Buyer"), and Scientific-Atlanta, Inc., a Georgia corporation ("Seller").


                               W I T N E S S E T H

                  WHEREAS, Seller owns certain assets which it uses in the conduct of the Business (as defined below); and

                  WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Purchased Assets (as defined below), upon the terms and subject to the conditions of this Agreement.

                  NOW, THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I.
                                   DEFINITIONS

        1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

                  "Action" shall mean any action, claim, suit, litigation, proceeding, arbitral action, governmental audit, criminal prosecution, governmental investigation or unfair labor practice charge or complaint.

                  "Actual Closing Average" shall equal the average closing price of Buyer Common Stock on the Nasdaq National Market as reported in The Wall Street Journal for the thirty (30) trading days ending on the third trading day preceding the Closing Date.

                  "Affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  "Books and Records" shall mean (a) all records and lists pertaining to the Business, including records and lists relating to the customers, suppliers or personnel of Seller which relate to the Business (provided that Seller shall be entitled to retain originals of any records and lists relating to its personnel and provide Buyer with copies thereof), (b) all product, business and marketing plans of Seller which relate to the Business, and (c) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller which relate to the Business, but excluding the originals of Seller's minute books and other corporate records and tax returns.



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                  "Business" shall mean Seller's satellite networks business unit, including the Satellite Telecommunications, Communications and Tracking Systems, Low Earth Orbit data systems and Antenna manufacturing businesses, together with the network operations center and the domestic repair operations that are associated with those businesses.

                  "Closing Average Base" shall equal 75.0% of the closing price of the Buyer Common Stock on the Nasdaq National Market as reported in The Wall Street Journal on January 12, 2000.

                  "Closing Average Limit" shall equal the Discount multiplied by 125.0% of the closing price of the Buyer Common Stock on the Nasdaq National Market as reported in The Wall Street Journal on January 12, 2000.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

                  "Contract" shall mean any agreement, contract, sub-contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is a party or is bound and which relates to the Business, whether oral or written, and those leases set forth on Schedule 4.6(a)(i).

                  "Contract Rights" shall mean all of Seller's rights and obligations under the Contracts including, without limitation, those Contracts listed on Schedule 4.13 and those leases set forth on Schedule 4.6(a)(i), except to the extent such rights are included in the Excluded Assets.

                  "Copyrights" shall mean registered copyrights, copyright applications and unregistered copyrights.

                  "Court Order" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

                  "Customer Deposits" shall mean all customer down payments and deposits for work not yet completed determined in a manner consistent with Seller's past practice.

                  "Damages" shall mean damages, Liabilities, losses (including, without limitation, diminution in value), obligations, deficiencies, claims, demands, Taxes, fines, penalties, costs and expenses of any kind or nature whatsoever (whether or not arising out of third-party claims), including, without limitation, interest, costs of mitigation, losses in connection with any Environmental Law (including, without limitation, any clean-up or remedial action), lost profits, losses resulting from any shutdown or curtailment of operations, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

                  "Default" shall mean (a) a breach of or default under any Contract, (b) the occurrence of an event that with the passage of time or the giving of notice or both would



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constitute a breach of or default under any Contract, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

                  "Disclosure Schedule" shall mean a schedule executed and delivered by Seller to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

                  "Discount" shall equal 82.0%.

                  "Discounted Closing Average" shall equal the Discount multiplied by the Actual Closing Average.

                  "Employee Program" means (a) any employee benefit plan within the meaning of ERISA Section 3(3), maintained by Seller or any of its ERISA Affiliates at any time during the six-year period ending on the Closing Date; and (b) any employment, consulting, severance or other similar contract, arrangement or policy, any stock option plan, stock appreciation rights, phantom stock, bonus or incentive award plan, deferred compensation agreement, retirement, profit sharing, supplemental income arrangement, vacation plan, fringe benefit, any employee benefit arrangement described in Code Section 501(c)(9), and any other employee benefit plan, agreement, and arrangement not described in (a) above maintained by Seller or any of its ERISA Affiliates at any time during the three-year period ending on the Closing Date. In the case of an Employee Program funded through a trust described in Code Section 501(a), each reference to such Employee Program shall include a reference to such trust. An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees, former employees, directors or independent contractors of such entity, or their spouses, dependents, or beneficiaries.

                  "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

                  An entity is an "ERISA Affiliate" of Seller if it would have ever been considered a single employer with Seller under ERISA Section 4001(b) or Section 414 of the Code.



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                  "Excluded Assets" shall mean the following assets of Seller which are not to be acquired by Buyer hereunder:

                  (a) any asset of whatsoever nature relating to any business of Seller other than the Business;

                  (b) all of the cash (including petty cash), cash equivalents, bank accounts, deposits, lock boxes and similar accounts (whether maintained at a bank, savings and loan or other financial institution), marketable securities or any other cash deposits or marketable securities of Seller or any blank check stock;

                  (c) except as provided in Section 6.6, all intellectual property rights and use rights in or to the names "Scientific-Atlanta", "S-A" or any derivations thereof and associated logos (including but not limited to the Scientific-Atlanta arcs logo);

                  (d) all rights under this Agreement and the other agreements related to this Agreement;

                  (e) originals of all minute books and other corporate records;

                  (f) all claims for refunds of Taxes and other governmental charges or assessments paid by Seller and arising from or pertaining to periods, activities, operations or events relating to the Business occurring prior to the Closing Date;

                  (g) all rights and obligations arising under contracts, leases or agreements not constituting Purchased Assets or Assumed Liabilities;

                  (h) any real property owned or leased by Seller (including Seller's Real Property), except as set forth on Schedule 4.6(a)(i) and as provided in the Leases;

                  (i) all of Seller's Employee Programs;

                  (j) all Permits;

                  (k) all Inventory of Seller not included in the Purchased Assets;

                  (l) all past, present or future claims, rights or actions by Seller against third parties (except claims on accounts and notes receivable) arising from events that occurred prior to the Closing which have no continuing impact on the Business following the Closing;

                  (m)  all assets of Seller set forth on Schedule 1.1(i);

                  (n)  all Insurance Policies; and

                  (o)  all Foreign Subsidiary Receivables.

                  "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, spare parts, supplies, equipment and other tangible personal property owned by Seller



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and used in the Business, wherever located and including any such Fixtures and
Equipment in the possession of any of Seller's suppliers, including all warranty rights with respect thereto, except to the extent the same constitute or are included in the Excluded Assets.

                  "Foreign Subsidiary Receivables" shall mean the accounts receivable owned by Seller's non-U.S. Subsidiaries related to the Business and which are not included on the Seller Balance Sheet or the Closing Balance Sheet.

                  "GAAP" shall mean generally accepted accounting principles consistently applied.

                  "Insurance Policies" shall mean the insurance policies of Seller related to the operation of the Business listed on Schedule 4.17.

                  "Inventory" shall mean all of Seller's inventory related to the Business held for resale and all of Seller's raw materials, work in process, finished products, wrapping, supply and packaging items and similar items related to the Business, in each case wherever the same may be located.

                  "Knowledge of Seller" means actual knowledge of those individuals identified on Schedule 1.1(ii), and includes any fact, matter or circumstance which any of such individuals, as an ordinary and prudent business person employed in the same capacity in the same type and size of business as Seller, should have known.

                  "Leases" shall mean the leases to be entered into between Buyer and Seller pursuant to Section 8.10 relating to certain facilities utilized by Seller in the Business.

                  "Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

                  "Material Adverse Effect" shall mean (a) with respect to the Business or the Purchased Assets, any material adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, Liabilities or operations of the Business and/or the Purchased Assets or on the ability of Seller to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, constitute a material adverse effect or material adverse change, and (b) with respect to Buyer, any material adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, liabilities or operations of Buyer and its Subsidiaries, taken as a whole, or on the ability of Buyer to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, constitute a material adverse effect or material adverse change; provided that "Material Adverse Effect" shall not mean any change in the financial condition or results of operations of the Business to the extent such change is consistent with the financial condition or results of operations of the Business as reflected on financial statements for the period ended December 31, 1999, attached hereto as Schedule 1.1(iii).

                  "Net Worth Amount" shall mean the aggregate amount of the Purchased Assets less the aggregate amount of the Assumed Liabilities as set forth on the Closing Balance Sheet.



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                  "Occurrence" shall mean (a) any single event or matter or (b)
a series of related events or matters arising out of or based upon the same or similar cause or circumstance regardless of proximity of time or location.

                  "Ordinary Course of Business" or "Ordinary Course" or any similar phrase shall mean the ordinary course of the Business consistent with Seller's past practice.

                  "Owned Proprietary Rights" shall mean all Proprietary Rights that are owned by Seller and used by Seller in the Business, including without limitation the Proprietary Rights set forth on Schedule 4.12(a)(i).

                  "Patents" means United States and foreign patents, letters patent, applications for any of the foregoing, all extensions and divisionals thereof, and all inventions and discoveries that are or may be patentable.

                  "Permits" shall mean all licenses, registrations, certifications, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the present conduct of, or relating to the operation of the Business.

                  "Proprietary Rights" shall mean all the Copyrights, Trademarks, Patents, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto, other than generally commercially available third party software that (i) has not been materially modified by Seller, (ii) for which Seller can either freely assign its rights to a successor of Seller or that Buyer may separately obtain on commercially reasonable terms, and (iii) that is either subject only to a shrink wrap license agreement, or is immaterial to the Business), Trade Secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights used in the Business, including without limitation those Owned Proprietary Rights listed on
Schedule 4.12(a)(i) and the Licensed Proprietary Rights.

                  "Purchased Assets" shall mean all of Seller's right, title and interest as of the Closing Date in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal and constituting, or used in, the Business owned by Seller or in which Seller has any interest, including without limitation all of Seller's right, title and interest in the following items used in the Business, except to the extent the same constitute or are included in the Excluded Assets:

                  (a) all assets reflected on the Closing Balance Sheet;

                  (b) all accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses (including without limitation any prepaid insurance premiums);

                  (c) all Contract Rights and proposals;

                  (d) all Fixtures and Equipment;



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                  (e) all finished goods Inventory;

                  (f) all Inventory related to the Communications and Tracking Systems and Antenna product lines;

                  (g) all Books and Records;

                  (h) all Proprietary Rights;

                  (i) subject to the provisions of Section 6.6, all supplies, sales literature, promotional literature, customer, supplier and distributor lists, display units, telephone and fax numbers and purchasing records;

                  (j) all rights under or pursuant to all warranties, representations and guarantees made by suppliers;

                  (k) all claims, causes of action, causes in action, rights of recovery and rights of set-off of any kind, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with service performed or products delivered by Seller on or prior to the Closing Date;

                  (l) all software (including without limitation any source or object codes thereof or documentation relating thereto) used by Seller in the operation of the Business, other than (i) generally commercially available third party software that (A) has not been materially modified by Seller, (B) for which Seller can either freely assign its rights to a successor of Seller or that Buyer may separately obtain on commercially reasonable terms, and (C) that is either subject only to a shrink wrap license agreement, or is immaterial to the Business, and (ii) any software listed on Schedule 1.1(i); and

                  (m) the goodwill of Seller relating to the Business.

                  "Regulations" shall mean any laws, statutes, ordinances, regulations, rules, court decisions, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation Environmental Laws (as defined in Section 4.23), energy, motor vehicle safety, public utility, zoning, building and health codes, and occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

                  "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

                  "Subsidiary" means any corporation with respect to which a specified person (or a subsidiary thereof) owns a majority of the voting securities or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.



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                  "Trademarks" shall mean registered trademarks, registered
service marks, trademark and service mark applications, unregistered trademarks and service marks and registered domain names.

                  "Trade Secrets" shall mean all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, blue prints, designs, data compilations, research results and other information.

        1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

                  Term                                                          Section
                  ----                                                          -------
                  Accounts Receivable                                           4.9
                  Accounts Receivable Date                                      10.4
                  Accounts Receivable Payment                                   10.4
                  Accounts Receivable Statement                                 10.4
                  Actual Closing Purchase Price Adjustment                      2.4(a)
                  Arbitrator                                                    2.5
                  Assumed Liabilities                                           2.6
                  Assumption Document                                           3.2(b)
                  Buyer Certificate                                             5.2
                  Buyer Common Stock                                            2.2
                  Buyer Indemnified Liabilities                                 11.2(d)
                  Buyer Indemnified Parties                                     11.1
                  Buyer Organizational Documents                                5.2
                  Clients                                                       4.27
                  Closing                                                       3.1
                  Closing Average                                               2.3(b)
                  Closing Average Base                                          2.3(b)
                  Closing Average Limit                                         2.3(b)
                  Closing Balance Sheet                                         2.4(a)
                  Closing Date                                                  3.1
                  Closing Shares                                                2.3(b)
                  Closing Statement                                             2.3(a)
                  COBRA                                                         10.3(h)
                  Continuees                                                    10.3(h)
                  Dispute Notice                                                2.4(a)
                  Environmental Claims                                          11.1(c)
                  Environmental Law                                             4.23(e)
                  Estimated Closing Purchase Price Adjustment                   2.3(a)
                  Excluded Liabilities                                          2.7
                  Forecasted Closing Balance Sheet                              2.3(a)
                  Fraud Claims                                                  11.1(a)
                  General Claims                                                11.1(e)
                  Hazardous Material                                            4.23(e)
                  Hazardous Waste                                               4.23(e)



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
                  Initial Closing Date                                          3.1
                  Interest Payment                                              2.3(c)
                  Inventory Statement                                           2.4(c)
                  Inventory Statement Date                                      2.4(c)
                  IRS                                                           2.8
                  Leased Site                                                   4.23(a)
                  Licensed Marks                                                6.6(a)
                  Licensed Proprietary Rights                                   4.12(a)
                  Minimum Net Worth Amount                                      2.2
                  Nondisclosure Agreement                                       6.5
                  Non-Purchased Inventory                                       2.4(c)
                  Non-Termination Notice                                        12.1(d)
                  Offered Employees                                             10.3(a)
                  Purchase Price                                                2.2
                  Purchase Price Adjustment                                     2.2
                  Remaining Receivables                                         2.10
                  Retained Employees                                            10.3(a)
                  Retention Packages                                            10.3(k)
                  Retention Payment                                             10.3(k)
                  Scheduled Accounts                                            4.19
                  Seller Articles                                               4.2
                  Seller Balance Sheet                                          4.7(a)
                  Seller Balance Sheet Date                                     4.7(a)
                  Seller Financial Statements                                   4.7(a)
                  Seller Indemnified Liabilities                                11.4(b)
                  Seller Indemnified Parties                                    11.3
                  Seller Manufacturing Agreement                                8.11
                  Seller Organizational Documents                               4.2
                  Seller Termination Notice                                     12.1(d)
                  Seller's Real Property                                        4.6(a)
                  Tax Claims                                                    11.1(b)
                  Tax Returns                                                   4.8(b)
                  Taxes                                                         4.8(a)
                  Transition Period                                             6.6(a)
                  Triggering Amount                                             11.2(d)
                  Warrant Shares                                                2.2
                  Warrants                                                      2.2

                                   ARTICLE II.
                      PURCHASE AND SALE OF Purchased ASSETS

        2.1 Sale of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase and acquire from Seller, the Purchased Assets, free and clear of all Encumbrances, for the consideration specified below in this Article II.



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        2.2 Purchase Price. The full and complete consideration (the "Purchase
Price") for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets by Seller to Buyer, and for all representations, warranties, covenants and obligations of Seller in this Agreement, shall be an aggregate amount equal to (a) Seventy-Four Million Eight Hundred Ninety-Two Thousand Dollars ($74,892,000), subject to adjustment as hereinafter provided, plus (b) warrants (the "Warrants") to purchase Fifty Thousand (50,000) shares (the "Warrant Shares") of Buyer's common stock, par value $0.0001 per share ("Buyer Common Stock"). The amount of the Purchase Price is premised upon the Business as of the Closing having (i) a Net Worth Amount of at least Fifty-Three Million Three Hundred Fifty-Two Thousand Dollars ($53,352,000) (the "Minimum Net Worth Amount") and (ii) no more than Three Million Five Hundred Thousand Dollars ($3,500,000) in Customer Deposits. The cash portion of the Purchase Price payable at Closing shall be (A) reduced by the amount, if any, by which the Net Worth Amount as of the Closing is less than the Minimum Net Worth Amount or increased by the amount, if any, by which the Net Worth Amount as of the Closing is greater than the Minimum Net Worth Amount, as applicable, and (B) reduced by the amount, if any, by which the Customer Deposits as of the Closing are greater than $3,500,000 (together, the "Purchase Price Adjustment").

        2.3 Payment of Purchase Price.

                  (a) Not less than ten (10) business days prior to the Closing, Seller shall, in good faith and in a manner consistent with the terms of this Agreement, prepare and deliver to Buyer a forecasted balance sheet for the Business as of the Closing Date (immediately prior to the Closing of the transactions under this Agreement) (the "Forecasted Closing Balance Sheet") together with a statement (the "Closing Statement") certified by the Chief Financial Officer of Seller setting forth (i) Seller's good faith calculation of the Net Worth Amount as of the Closing, (ii) Seller's good faith calculation of the Customer Deposits as of the Closing, and (iii) Seller's good faith estimate of the amount of the Purchase Price Adjustment, if any, pursuant to Section 2.2 above (the "Estimated Closing Purchase Price Adjustment"). The Forecasted Closing Balance Sheet shall be prepared in a manner consistent with the Seller Balance Sheet using the same policies, principles and methodology used in connection with the preparation and determination of the Seller Balance Sheet, including a normal, prudent reserve appropriate for the Inventory set forth on the Forecasted Closing Balance Sheet and consistent with Seller's past practices for similar inventory. The Forecasted Closing Balance Sheet and the Closing Statement shall be subject to Buyer's review and approval for purposes of verifying the Estimated Closing Purchase Price Adjustment; provided, however, that Buyer's review and approval thereof shall not affect the preparation of the Closing Balance Sheet or the Actual Closing Purchase Price Adjustment in accordance with Section 2.4 below. Each party shall bear their own costs and expenses, including any fees incurred by such party's accountants, in connection with the preparation and review of the Forecasted Closing Balance Sheet and the Closing Statement.

                  (b) Subject to the satisfaction of all of the conditions set forth in this Agreement, the Purchase Price shall be payable as follows:

                           (i) Buyer shall at the Closing either



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                                    (A) pay to Seller Sixty-Five Million Two
                           Hundred Thousand Dollars ($65,200,000) in immediately available funds (as adjusted by the Estimated Closing Purchase Price Adjustment), or

                                    (B) in the event that Buyer does not
                           consummate an offering and sale of its securities generating net proceeds to Buyer of at least Seventy Five Million Dollars ($75,000,000) on or before May 17, 2000, Buyer may (1) pay to Seller the sum of Fifty Million Dollars ($50,000,000) in immediately available funds, and (2) deliver to Seller a number of shares of Buyer Common Stock (the "Closing Shares") determined by dividing Fifteen Million Two Hundred Thousand Dollars ($15,200,000) (as adjusted by the Estimated Closing Purchase Price Adjustment) by the Discounted Closing Average; provided, however, that if (aa) the Discounted Closing Average is greater than the Closing Average Limit, then for purposes of calculating the number of Closing Shares, the Discounted Closing Average shall be deemed to equal the Closing Average Limit, and (bb) the Discounted Closing Average is less than the Closing Average Base, then for purposes of calculating the number of Closing Shares, the Discounted Closing Average shall be deemed to equal the Closing Average Base; provided, further, that if the provisions of
                           Section 12.1(d) are applicable, and Buyer has delivered a Non-Termination Notice to Seller, then the number of Closing Shares shall be determined in accordance with Section 12.1(d);

                           (ii) Buyer shall at the Closing deliver to Seller the Warrants;

                           (iii) Buyer shall at the Closing pay to Seller up to One Million Dollars ($1,000,000) in accordance with Section 2.10 below;

                           (iv) Buyer shall on the 30th calendar day after the Closing pay to Seller Four Million Eight Hundred Forty-Six Thousand Dollars ($4,846,000) in immediately available funds; and

                           (v) Buyer shall on the 60th calendar day after the Closing pay to Seller Four Million Eight Hundred Forty-Six Thousand Dollars ($4,846,000) in immediately available funds.

                  (c) In the event that the Closing does not occur on or prior to April 17, 2000, Buyer shall pay to Seller interest at a rate of 12.0% per annum on the cash portion of the Purchase Price payable at Closing (as adjusted by the Estimated Closing Purchase Price Adjustment) from April 17, 2000 to the Closing Date (the "Interest Payment").

        2.4 Post Closing Purchase Price Reconciliation.

                  (a) Within ninety (90) days after the Closing, Seller shall, in good faith and in a manner consistent with the terms of this Agreement, prepare and deliver to Buyer a balance sheet



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for the Business as of the Closing Date (immediately prior to the Closing of the transactions under this Agreement) (the "Closing Balance Sheet"), together with a statement setting forth (i) the actual Net Worth Amount as of the Closing,
(ii) the actual amount of the Customer Deposits as of the Closing, and (iii) the actual amount of the Purchase Price Adjustment, if any, pursuant to Section 2.2 above (the "Actual Closing Purchase Price Adjustment"). The Closing Balance
Sheet shall be prepared in a manner consistent with the Forecasted Closing Balance Sheet using the same policies, principles and methodology used in connection with the preparation and determination of the Forecasted Closing Balance Sheet, including a normal, prudent reserve appropriate for the Inventory set forth on the Closing Balance Sheet and consistent with Seller's past practices for similar inventory. Each party shall bear their own costs and expenses, including any fees incurred by such party's accountants, in connection with the preparation and review of the Closing Balance Sheet. If Buyer disagrees with the amount of the Actual Closing Purchase Price Adjustment, Buyer shall give Seller a written notice (a "Dispute Notice") explaining in reasonable detail the basis of such disagreement within ten (10) business days after Buyer's receipt of the Closing Balance Sheet and such disagreement shall be resolved in accordance with Section 2.5 below. If Buyer agrees in writing with the amount of the Actual Closing Purchase Price Adjustment or if Buyer does not timely give Seller a Dispute Notice, the Actual Closing Purchase Price
Adjustment shall be final, binding and conclusive on Buyer and the appropriate payment shall be made as provided in Section 2.4(b) below.

                  (b) If the Actual Closing Purchase Price Adjustment differs from the Estimated Purchase Price Adjustment, the party benefiting from such difference shall promptly pay to the other party the amount of such difference and the corresponding underpayment or overpayment, as applicable, of the Interest Payment (calculated in accordance with Section 2.3(c) above).

                  (c) Fifteen (15) business days prior to the Closing Date, Seller shall provide to Buyer a statement of the Inventory (the "Inventory Statement") not included in the Purchased Assets (such Inventory being hereinafter referred to as the "Non-Purchased Inventory") as of the date Seller provides such Inventory Statement to Buyer (the "Inventory Statement Date"), that includes only those items of Non-Purchased Inventory which are merchantable and fit for the purpose for which they were procured or manufactured and not obsolete, damaged or defective, wherever the same may be located, together with the book value (as determined in accordance with Seller's regular accounting practices used to prepare the Seller Balance Sheet) of such Non-Purchased Inventory as of the Inventory Statement Date. The Inventory Statement shall contain the information described on Schedule 2.4(c) with respect to the Non-Purchased Inventory. If Buyer disagrees with the Inventory Statement, Buyer shall deliver a Dispute Notice to Seller explaining in reasonable detail the basis of such disagreement within ten (10) business days after Buyer's receipt of the Inventory Statement and such disagreement shall be resolved in accordance with Section 2.5 below. If Buyer agrees in writing with the Inventory Statement or if Buyer does not timely give Seller a Dispute Notice, or upon resolution of any dispute in accordance with Section 2.5 below, the Inventory Statement shall be final, binding and conclusive on Buyer in the following respect: Buyer shall be obligated to purchase such Non-Purchased Inventory at the agreed-upon book value thereof in accordance with Section 3(e) of the Seller Manufacturing Agreement (as defined below). Provided, however, that Buyer's obligation hereunder to purchase such Non-Purchased Inventory shall not limit or modify in any way the representations and warranties of Seller set forth in Section 4.29 of this Agreement covering the Inventory (including without limitation the Non-Purchased Inventory), or the right of Buyer to rely thereon or bring a claim against Seller upon breach thereof.

        2.5 Dispute Resolution. Buyer and Seller shall use their commercially reasonable efforts for a period of ten (10) business days following a Dispute Notice to resolve any disagreement. If Buyer and Seller have been unable to resolve the disagreement by the end of such period, Deloitte & Touche LLP (the "Arbitrator") shall be retained to make a determination on the matter in dispute. The determination of the Arbitrator shall be final, binding and conclusive on the parties and the appropriate payment shall be made by the parties based upon the final determination of the Arbitrator. The fees and expenses of the Arbitrator shall be borne equally by Buyer and Seller.

        2.6 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, effective as of the Closing, Buyer shall assume and agree to pay when due, perform and discharge in accordance with the terms thereof only the following Liabilities of Seller (collectively, the "Assumed Liabilities"): (a) all Liabilities of the Business set forth on the Closing Balance Sheet; provided that (i) such Liabilities are not Excluded Liabilities, and (ii) the Assumed Liabilities shall not include any obligation or liability for any breach of any Contract occurring prior to the Closing; and (b) all Liabilities for warranty repair and service for all products produced by the Business prior to the Closing Date in an amount not to exceed the amount of the warranty reserve set forth on the Closing Balance Sheet.

        2.7 Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in Section 2.6, Buyer shall not assume, or otherwise be responsible for, any Liabilities or obligations of Seller or any Subsidiary, whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof, including without limitation, (a) any accounts payable of Seller and (b) any matters set forth on
Schedule 4.26(ii) ("Excluded Liabilities").

        2.8 Purchase Price Allocation. The Purchase Price shall be allocated among the Purchased Assets in a manner mutually agreed upon by the parties and as required by Section 1060 of the Code and regulations thereunder. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service ("IRS") substantially identical initial and supplemental IRS Forms 8594 "Asset Acquisition Statements Under Section 1060" consistent with the agreed upon allocation.

        2.9 Closing Costs; Transfer Taxes and Fees. Buyer shall be responsible for any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfer of the Purchased Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto. Buyer shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2(a). Buyer shall pay all costs of applying for new Permits.

        2.10 Foreign Subsidiary Receivables. At the Closing, Buyer shall purchase from Seller, and Seller shall sell to Buyer, up to One Million Dollars ($1,000,000) in book value (as determined in accordance with Seller's regular accounting practices), net of reserves (which shall be normal, prudent reserves appropriate for the Foreign Subsidiary Receivables and consistent with Seller's past practices for similar receivables), of the Foreign Subsidiary Receivables at a purchase price equal to such net book value, and the amount of such purchase price shall be in addition to the Purchase Price paid to Seller hereunder. Any Foreign Subsidiary Receivables purchased by Buyer shall be included in the Scheduled Accounts listed on Schedule 4.9 below. To the extent that the net book value of the Foreign Subsidiary Receivables exceeds $1,000,000 (the "Remaining Receivables"), such Remaining Receivables shall be retained by Seller. Upon request of Seller, Buyer agrees to use commercially reasonable efforts to collect such Remaining Receivables on behalf of Seller and to remit promptly the proceeds from such collections, without deduction, to Seller.


                                  ARTICLE III.
                                     CLOSING

        3.1 Closing. The closing of the transactions contemplated herein (the "Closing") shall be held at a mutually agreed upon place on April 17, 2000 or on such other date as Buyer and Seller may mutually agree (the "Initial Closing Date"); provided, however, Buyer may, at its sole election and upon giving written notice to Seller at least ten (10) days prior to the Initial Closing Date, extend the date of the Closing up to thirty (30) days beyond the Initial Closing Date if, after exercising commercially reasonable efforts, Buyer is not able to complete an offering and sale of Buyer's securities generating net proceeds to Buyer of at least Seventy-Five Million Dollars ($75,000,000) on or before the Initial Closing Date. Thereafter, the date of the Closing may be extended by mutual agreement of Buyer and Seller. The Initial Closing Date as it may be extended as provided in this Section 3.1 is referred to in this Agreement as the "Closing Date." Buyer shall pay to Seller on the Closing Date, the Purchase Price as provided in Section 2.3 above.

        3.2 Conveyances at Closing.

                  (a) Instruments and Possession. To effect the sale and transfer referred to in Section 2.1 hereof, Seller will, at the Closing, execute and deliver or cause to be executed and delivered to Buyer:

                           (i) one or more Bills of Sale, each in the form attached hereto as Exhibit B, conveying in the aggregate all of Seller's owned personal property included in the Purchased Assets;

                           (ii) the Leases;

                           (iii) subject to Section 9.1, one or more Assignments of Contract Rights, each in the form attached hereto as Exhibit C, with respect to the Contract Rights;

                           (iv) one or more Assignments of Proprietary Rights, each in the form attached hereto as Exhibit D, in recordable form to the extent necessary to assign such rights; and

                           (v) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Purchased Assets in accordance with the provisions hereof.

                  (b) Assumption Document. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall deliver to Seller an instrument of assumption substantially in the form attached hereto as Exhibit E, evidencing Buyer's assumption, pursuant to Section 2.6, of the Assumed Liabilities (the "Assumption Document").

                  (c) Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer and Seller.

                  (d) Certificates; Opinions. Seller and Buyer shall deliver or cause to be delivered the certificates, opinions of counsel and other matters described in Articles VII and VIII below.

                  (e) Consents. Subject to Section 9.1, Seller shall deliver all third party consents required for the valid transfer of the Purchased Assets as contemplated by this Agreement.


                                   ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        4.1 Making of Representations and Warranties. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby and except as set forth on the Disclosure Schedule, Seller hereby makes to Buyer the representations and warranties contained in this
Article IV.

        4.2 Organization and Qualifications of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia with corporate power and authority to own or lease the properties of the Business and to conduct the Business in the manner and in the places where such properties are owned or leased or the Business is currently conducted or proposed to be conducted. The copies of Seller's Articles of Incorporation, as amended to date, certified by the Secretary of State of the State of Georgia (the "Seller Articles"), and of Seller's Bylaws, as amended to date, certified by Seller's Secretary (together with the Seller Articles, the "Seller Organizational Documents"), and heretofore delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending. Seller is not in violation of any term of the Seller Organizational Documents. Seller is duly qualified or authorized to do business as a corporation and is in good standing under the laws of each jurisdiction in which the conduct of the Business or the ownership of the properties of the Business requires such qualification or authorization, except where the failure to be so qualified or authorized would not have a Material Adverse Effect. Schedule 4.2 lists each jurisdiction in which Seller is qualified or authorized to do business in connection with the operation of the Business.

        4.3 Subsidiaries. Schedule 4.3 sets forth a complete and accurate list of all Subsidiaries of Seller that are involved in the operation of the Business or that own or have any right to any of the Purchased Assets. All references herein to Seller, unless the context indicates otherwise, shall be deemed to mean Seller and its Subsidiaries listed on Schedule 4.3. Each of the Subsidiaries of Seller listed on Schedule 4.3 is a corporation duly organized, validly existing and in good standing under the jurisdiction of its incorporation with corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. Each Subsidiary of Seller listed on
Schedule 4.3 is duly qualified or authorized to do business as a corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized would not have a Material Adverse Effect. Schedule 4.3 lists each jurisdiction in which such Subsidiaries are qualified or authorized to do business.

        4.4 Authority of Seller. Seller has full right, authority and corporate power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to this Agreement and to carry out the transactions contemplated hereby or thereby. The execution, delivery and performance by Seller of this Agreement and each such other agreement, document and instrument to which Seller is a party have been duly authorized by all necessary action of Seller and no other action on the part of Seller is required in connection therewith.

                  This Agreement and each agreement, document and instrument executed and delivered by Seller pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. The execution, delivery and performance by Seller of this Agreement and each such agreement, document and instrument:

                  (a) does not and will not violate any provision of the Seller Organizational Documents;

                  (b) does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to Seller or require Seller to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made or otherwise expressly set forth in this Agreement; and

                  (c) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other Contract, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Seller is a party or by which the property of Seller is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of Seller's assets or shares of capital stock, except where such breach, default, acceleration or exercise of right of termination would not have a Material Adverse Effect.

        4.5 Assets.

                  (a) Seller has and will transfer to Buyer good and marketable title to the Purchased Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to all of the Purchased Assets, free and clear of any Encumbrances. The Purchased Assets include all assets used in the Business as currently conducted, except as set forth on Schedule 1.1(i).

                  (b) Schedule 4.5(b) contains accurate lists and summary descriptions of all tangible Purchased Assets where the value of an individual item exceeds Fifty Thousand Dollars ($50,000) or where an aggregate of similar items exceeds One Hundred Thousand Dollars ($100,000). All tangible assets and properties which are part of the Purchased Assets are in good operating condition and repair (normal wear and tear excepted) and are usable in the Ordinary Course of Business and conform in all material respects to all applicable Regulations (including Environmental Laws) relating to their construction, use and operation.

        4.6 Real and Personal Property.

                  (a) Real Property. Schedule 4.6(a)(i) lists and describes in reasonable detail all real property that Seller leases and that is used in connection with the operation of the Business. Schedule 4.6(a)(ii) lists and describes in reasonable detail all real property that Seller owns and that is used in connection with the operation of the Business ("Seller's Real Property")

                  (b) Personal Property. Seller owns all of the Fixtures and Equipment free of any Encumbrances. All Fixtures and Equipment are in good repair (ordinary wear and tear excepted), have been maintained in accordance with customary industry practice, and comply in all material respects with all applicable Regulations, and such machinery and equipment is in good working order. Seller has not received notice of any Regulations which could adversely affect the operation of the Business.

        4.7 Financial Statements.

                  (a) Seller has delivered to Buyer the statement of results of operations for the Business attached hereto as Schedule 4.7(a), which cover the three-month period ended October 1, 1999, together with an unaudited balance sheet for the Business as of October 1, 1999 (collectively, the "Seller Financial Statements"). The October 1, 1999 balance sheet is hereinafter referred to as the "Seller Balance Sheet" and October 1, 1999 is hereinafter referred to as the "Seller Balance Sheet Date." The Seller Financial Statements (including the notes thereto) have been prepared in accordance with Seller's normal internal accounting practices for Seller's business units applied consistently during the period covered thereby, and present fairly in all material respects the financial condition of the Business at the date of said statements and the results of its operations for the periods covered thereby.

                  (b) As of the date hereof and as of the Closing, Seller has not had and will not have any Liabilities relating to the Business of any nature, whether accrued, absolute or contingent (including, without limitation, Liabilities as guarantor or otherwise with respect to obligations of others, or Liabilities for Taxes due or contingent or potential Liabilities relating to activities of Seller with respect to the operation of the Business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except Liabilities (i) stated or adequately reserved against on the Seller Balance Sheet or the notes thereto, (ii) incurred in the Ordinary Course of Business of Seller consistent with the terms of this Agreement since the Seller Balance Sheet Date or (iii) relating to future performance obligations under Contracts, none of which relates to any default, breach of warranty (other than warranty repair claims in an amount not exceeding the reserve for warranty repair and service set forth on the Closing Balance Sheet), tort infringement, or violation of any Regulations or Court Orders or arose out of any action.

        4.8 Taxes.

                  (a) As used in this Agreement, the terms "Tax" and "Taxes" mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, VAT, service, service use, ad valorem, transfer, franchise, profits, license, lease, withholding, social security, payroll, employment, excise, estimated, severance, stamp, recording, occupation, real and personal property, gift, windfall profits or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed thereon or with respect thereto imposed by any taxing authority (domestic or foreign). The terms "Tax" and "Taxes" include any liability of Seller or any current or former Subsidiary of Seller for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of Seller or any Subsidiary for payment of such amounts was determined or taken into account with reference to the liability of any other person.

                  (b) All returns, declarations, reports, estimates, statements, schedules or other information or documents with respect to Taxes (collectively, "Tax Returns") required to be filed by or with respect to Seller and its Subsidiaries have been timely filed (giving effect to extensions granted with respect thereto), and all such Tax Returns are true, correct and complete in all material respects.

                  (c) Each of Seller and its current and former Subsidiaries has timely paid all Taxes due from it or claimed to be due from it by any federal, state, local, foreign or other taxing authority.

                  (d) There are no liens for Taxes upon any of the assets of, or interests in Seller, except liens for taxes not yet due and payable.

                  (e) Each of Seller and each Subsidiary of Seller has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of

Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any applicable state and foreign laws) and has, within the time and the manner prescribed by law, paid over to the proper governmental authorities all amounts so withheld.

                  (f) Seller is a "United States person" within the meaning of
Section 7701 of the Code.

                  (g) The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law.

                  (h) Neither Seller nor any Subsidiary is subject to liability as a transferee pursuant to Code Section 6901 et seq. or otherwise, nor will Buyer be subject to such liability as a direct or indirect result of Buyer's acquisition of the Purchased Assets.

                  (i) Seller has not received a notice of tax lien with respect to the Purchased Assets.

                  (j) No transfer taxes, or any sales, use or other similar taxes will be imposed by the State of Georgia on the parties hereto by reason of the transfer of the Purchased Assets in the manner provided hereunder.

        4.9 Accounts Receivable. The accounts receivable relating to the Business (the "Accounts Receivable") set forth on the Forecasted Closing Balance Sheet and the Closing Balance Sheet, and the Foreign Accounts Receivable, represent bona fide claims of Seller against debtors for sales, services performed or other charges arising on or before the Closing Date, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said Accounts Receivable and Foreign Accounts Receivable are subject to no defenses, counterclaims or rights of setoff; and the Accounts Receivable described on Schedule 4.9 and the Foreign Accounts Receivable (collectively, the "Scheduled Accounts") are fully collectible within 365 days after the Closing without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on the Accounts Receivable as set forth on the Forecasted Closing Balance Sheet or Closing Balance Sheet, as applicable. Seller has no accounts or loans receivable relating to the Business from Seller or any person, firm or corporation which is affiliated with Seller or from any director, officer or employee of Seller.

        4.10 Absence of Certain Changes. Since the Seller Balance Sheet Date, there has not been:

                  (a) Any change in the business, properties, assets, results of operations, financial condition, liabilities, or prospects of Seller with respect to the operation of the Business, which change by itself or in conjunction with all other such changes, whether or not arising in the Ordinary Course of Business, could have a Material Adverse Effect;

                  (b) Any contingent liability incurred by Seller as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, Seller with respect to the operation of the Business;

                  (c) Any Encumbrance placed on any of the Purchased Assets which remains in existence on the date hereof or will remain on the Closing Date;

                  (d) Any obligation or liability of any nature, whether accrued, absolute or contingent (including without limitation liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by Seller in the operation of the Business since the Seller Balance Sheet Date regardless of whether claims in respect thereof have been asserted), incurred by Seller in the operation of the Business other than obligations and liabilities incurred in the Ordinary Course of Business consistent with the obligations under this Agreement (it being understood that claims relating to the failure to perform or the improper performance of services shall not be deemed to be incurred in the Ordinary Course of Business);

                  (e) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of Seller used in the operation of the Business other than in the Ordinary Course of Business;

                  (f) Any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the Purchased Assets or Business;

                  (g) Except as set forth on Schedule 4.26(ii), any material dispute with employees or claim of unfair labor practices related to the Business; any change in the compensation payable or to become payable by Seller to any of its officers, employees, agents or independent contractors involved in the operation of the Business; or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

                  (h) Except as set forth on Schedule 4.26(i), any transfer of an employee or manager of the Business to another part of Seller's business;

                  (i) Any payment or discharge of a material lien or liability of Seller relating to the Business which was not shown on the Seller Balance Sheet or incurred in the Ordinary Course of Business thereafter;

                  (j) Any obligation or liability incurred by Seller to any of the officers or employees in the Business, or any loans or advances made by Seller to any of such officers or employees, except normal compensation and expense reimbursement payable to officers or employees;

                  (k) Any change in accounting methods or practices, credit practices or collection policies used by Seller;

                  (l) Any other transaction relating to the Business entered into by Seller other than transactions in the Ordinary Course of Business; or

                  (m) Any agreement or understanding whether in writing or otherwise, for Seller to take any of the actions specified in paragraphs (a) through (l) above.

        4.11 Banking Relations. Seller does not have any separate arrangements (such as checking account, borrowing arrangements, safe deposit box, etc.) with a banking institution in connection with the operation of the Business.

        4.12 Proprietary Rights.

                  (a) All Patents (excluding inventions or designs that may be patentable), Trademarks and Copyrights (excluding unregistered copyrights) that are owned by Seller and used by Seller in the Business as presently conducted are listed on Schedule 4.12(a)(i). All Proprietary Rights (other than generally commercially available third party software that (i) has not been materially modified by Seller, and (ii) for which Seller can either freely assign its rights to a successor of Seller or that Buyer may separately obtain on commercially reasonable terms, and (iii) that is either subject only to a shrink wrap license agreement, or is immaterial to the Business) that are either licensed to Seller or are otherwise material to the operation of the Business but are not owned by Seller, and are used by Seller in the Business as presently conducted are hereinafter referred to as the "Licensed Proprietary Rights."

                  (b) To the Knowledge of Seller, the Proprietary Rights are all of the proprietary rights that are reasonably necessary to operate and conduct the Business as presently conducted by Seller. All Proprietary Rights immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing.

                  (c) Seller has good and marketable title to all of the Owned Proprietary Rights free and clear of any Encumbrances, and has the right to use, exploit, dispose of, license, sublicense, grant the right to sublicense, and distribute, without the payment of any fees, royalties or other payments all Owned Proprietary Rights.

                  (d) All licenses and other agreements under which Seller has been granted or otherwise has the right to use any of the Licensed Proprietary Rights are in full force and effect, there is no material default by Seller or, to the Knowledge of Seller, any other party thereto. To the Knowledge of Seller, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer. Except as set forth on
Schedule 4.12(d)(i), there are no payments due or that will become due after the Closing from Seller under any of such licenses or other agreements that are individually or collectively material to the conduct or operation of the Business as presently conducted, the non-payment of which by Seller or Buyer would either (i) cause a breach under any such license or other agreement, or
(ii) have a Material Adverse Effect on the conduct or operation of the Business as presently conducted. All of said licenses or other agreements are in full force and effect, there is no material default by Seller or, to the Knowledge of Seller, any other party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

                  (e) The conduct and operation of the Business as currently conducted and the use and exploitation by Seller of the Proprietary Rights in connection therewith, does not conflict with, infringe upon, or misappropriate the proprietary rights or other intellectual property rights of any third party, other than where such conflict, infringement or misappropriation could not have a Material Adverse Effect. Seller has not received written notice of any claim or allegation by any third party alleging that, in connection with the conduct and operation of the Business as currently conducted and as currently proposed to be conducted, Seller has infringed or misappropriated any Proprietary Rights or other intellectual property rights of such third party, or contesting the validity, enforceability, ownership, exploitation, disposition, license, sublicense or distribution by Seller of any of the Proprietary Rights, other than where such claim or allegation could not have a Material Adverse Effect, and, to Knowledge of Seller, no such claim has been threatened and there are no grounds for any such claim, other than where such claim or allegation could not have a Material Adverse Effect. To the Knowledge of Seller, there is no infringement, misappropriation or other unauthorized use, duplication, or performance by any third party with respect to any of the Owned Proprietary Rights.

                  (f) All of Seller's issued Patents are currently in compliance with requirements regarding filing, examination, and maintenance fees and proofs of working or use, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 180 days after the Closing. No such Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the knowledge of Seller, there is no issued or applied for Patent of any third party that is potentially interfering with respect to any of such Patents of the Seller.

                  (g) All of the such Trademarks that have been registered or for which registrations have been applied for with the United States Patent and Trademark Office (or the corresponding offices of other jurisdictions) are currently in compliance with all requirements regarding post-registration filing of affidavits of use and incontestability and renewal applications, are valid and enforceable, and are not subject to any maintenance fees or taxes on actions falling due within 180 days after the Closing. None of such Trademarks have been or are now involved in any opposition, invalidation, or cancellation and, to the Knowledge of Seller, no such actions are threatened with respect to any of such Trademarks.

                  (h) Seller has taken all steps required in accordance with sound business practice to establish and preserve its ownership of, and the validity and enforceability of, all Proprietary Rights with respect to the products, services and technology used in the operation of the Business except where failure to take such steps would not have a Material Adverse Effect. Seller has required all professional and technical employees and all other employees having access to valuable non-public Proprietary Rights of Seller to execute agreements under which such employees are required to convey to Seller ownership of all inventions and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all such information of Seller. Seller has not made any such non-public Proprietary Rights available to any person other than employees of Seller except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. Seller has no Knowledge of any infringement by others of any Proprietary Rights of Seller with respect to the Business.

        4.13 Contracts.

                  (a) Contracts. Except for Contracts, commitments, plans, agreements and licenses described on Schedule 4.13 (true and complete copies of which have been delivered to Buyer), Seller is not a party to or subject to any of the following Contracts, commitments, plans, agreements and licenses with respect to the Business:

                           (i) Contracts not made in the Ordinary Course of Business;

                           (ii) Employment contracts and severance agreements, including without limitation Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers, directors or stockholders of Seller or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of Buyer or Seller any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

                           (iii) Labor or union contracts;

                           (iv) Distribution, franchise, license, technical assistance, sales, commission, consulting, agency or advertising contracts involving Seller;

                           (v) Options with respect to any property, real or personal, whether Seller shall be the grantor or grantee thereunder;

                           (vi) Contracts involving future expenditures or Liabilities, actual or potential, in excess of Two Hundred Fifty Thousand Dollars ($250,000) or otherwise material to Seller;

                           (vii) Contracts or commitments relating to commission arrangements with others;

                           (viii) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether Seller shall be the borrower, lender or guarantor thereunder or whereby any Purchased Assets are pledged (excluding credit provided by Seller in the Ordinary Course of Business to its customers);

                           (ix) Confidentiality agreements, Contracts or Court Orders containing covenants limiting the freedom of Seller or any officer, director, stockholder or Affiliate of Seller, to engage in any line of business or to conduct business with, or compete against, any person;

                           (x) Any Contract to supply services to the United States, state or local government or any agency or department thereof;

                           (xi) Leases of real property;

                           (xii) Leases of personal property not cancelable (without Liability) within thirty (30) calendar days.

                           Seller has delivered to Buyer, or provided Buyer with
access to, true, correct and complete copies of all of the Contracts listed on
Schedule 4.13, including all amendments and supplements thereto. Schedule 4.13 contains a true, correct and complete description of the obligations of Seller or any Subsidiary under all material oral Contracts relating to the Business.

                  (b) Absence of Defaults. Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under the Contracts. To the Knowledge of Seller, all other parties to such Contracts are currently in compliance in all material respects with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default has been given to Seller. The services or products called for by any unfinished Contract related to the Business can be supplied in accordance with the terms of such Contract related to the Business, including time specifications, and Seller has no reason to believe that any such unfinished Contract will upon performance by Seller result in a loss to Seller, other than as reflected on the Seller Financial Statements.

                  (c) Product Warranty. All of the products of the Business that are manufactured, sold, leased, or delivered by Seller have conformed in all material respects with all applicable contractual commitments and all express and implied warranties (including any applicable Year 2000 warranties or statements made by Seller), and Seller has no Liability for replacement or repair thereof or other damages in connection therewith in excess of the reserve for warranty repair and service set forth on the Closing Balance Sheet.

        4.14 Product Liability. Seller has no material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product of the Business that was manufactured, sold, leased, or delivered by Seller.

        4.15 Litigation. Seller is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party or, to the Knowledge of Seller, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator and in each instance which relates to or could affect the Business, except where such action, suit, proceeding, hearing or investigation could not have a Material Adverse Effect.

        4.16 Compliance with Laws. Seller is in compliance with all applicable Regulations and Court Orders promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to Seller or to the conduct of the Business, except where noncompliance with such Regulations or Court Orders would not have a Material Adverse Effect. Seller has not received notice of a violation or alleged violation of any such Regulations or Court Orders.

        4.17 Insurance. The physical properties, assets and business of Seller used in the operation of the Business are insured to the extent disclosed on
Schedule 4.17 attached hereto
and all such insurance policies and arrangements are disclosed on said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Seller is in compliance in all material respects with the terms thereof. Said insurance is adequate and customary for the operation of the Business and is sufficient for compliance by Seller with all requirements of law and all agreements and leases to which Seller is a party in connection with operation of the Business.

         4.18 Powers of Attorney. Seller has no outstanding power of attorney with respect to or affecting any transaction contemplated by this Agreement.

         4.19 Finder's Fee. Seller has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         4.20 Permits; Burdensome Agreements.

                  (a) Schedule 4.20(a) lists all material Permits. Seller has obtained all such Permits, which are valid and in full force and effect, and is operating in compliance therewith, other than where such failure to obtain Permits or operate in compliance therewith would not have a Material Adverse Effect. Such Permits include, but are not limited to, those required under federal, state or local Regulations or Court Orders pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning. Seller is not subject to or bound by any agreement with a regulatory body or court, judgment, decree or order which could have a Material Adverse Effect.

                  (b) No notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Seller or any Subsidiary of Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act.

        4.21 Records; Copies of Documents. Seller has made available for inspection and copying by Buyer and its counsel true and correct copies of all documents referred to in this Article IV or in the Schedules delivered to Buyer pursuant to this Agreement.

        4.22 Transactions with Interested Persons. To the Knowledge of Seller, neither Seller nor any officer, supervisory employee or director of Seller owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of the Business, or any organization which has a Contract or arrangement with Seller relating to the operation of the Business.

        4.23 Environmental Matters.

                  (a) (i) With respect to the Business, Seller has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below) at any location leased to Buyer under the Leases (the "Leased Sites"); (ii) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any of the Leased Sites or has ever been located in the soil or groundwater at any such Leased Site, except for such materials as have been remediated in accordance with applicable laws; (iii) no Hazardous Waste has ever been transported from any Leased Site for treatment, storage, or disposal at any other place which could result in any Liability to Buyer; (iv) no underground storage tanks are or were located on the Leased Sites; and (v) no lien has ever been imposed by any governmental agency on any of the Leased Sites or any of the Purchased Assets in connection with the presence of any Hazardous Material.

                  (b) (i) With respect to the Business, Seller has no liability under, nor has it ever violated, any Environmental Law (as defined below); (ii) Seller and any property owned, operated, leased, or used by it with respect to the Business, and any facilities and operations thereon, are presently in compliance with all applicable Environmental Laws; (iii) during the past five
(5) years, Seller has not entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or public health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or public health and safety matter or the enforcement of any Environmental Law which could result in any Liability to Buyer; and (iv) Seller has no reason to believe that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

                  (c) None of the Leased Sites or the Purchased Assets contains any friable asbestos or asbestos-containing material, any polychlorinated biphenyls, any urea formaldehyde foam insulation, any methylene chloride, trichloroethlene, 1,2-transdichloroethylene, dioxins, dibenzofurans, or any other "Extremely Hazardous Substance" (as such term is defined in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended).

                  (d) Seller has provided to Buyer copies of all documents, records, and information in Seller's possession or control concerning any environmental or health and safety matter relevant to Seller or any of its Subsidiaries, whether generated by Seller or others, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

                  (e) For purposes of this Section 4.23, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law;
(ii) "Hazardous Waste" shall mean and include any hazardous waste as defined in or regulated under any Environmental Law; (iii) "Environmental Law" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Resource Conservation and Recovery Act of 1976, each as amended, together with all other environmental and public health and safety laws existing as of the date hereof, previously enforced, or subsequently enacted (including all rules, laws, regulations, ordinances, charges, or by-laws thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment or public health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic material or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes; and (iv) "Seller" shall mean and include Seller and all other entities for whose conduct Seller is responsible under any Environmental Law.

        4.24 Employee Benefit Programs.

                  (a) Schedule 4.24(a) sets forth a true and complete list of each Employee Program.

                  (b) Each Employee Program maintained by Seller and which has been intended to qualify under Section 401(a) of the Code is subject to a favorable determination letter from the IRS regarding its qualification thereunder and, to the Knowledge of Seller, no facts or circumstances exist which would adversely affect the qualified status of such Employee Program under the Code. Seller does not know and has no reason to know of any failure of any party to administer any Employee Program in accordance with its terms and with the requirements of applicable law, including, without limitation, ERISA and the Code.

                  (c) No Employee Program has ever been a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA. The transactions contemplated by this Agreement will not result in any Liability to Buyer under any Employee Program maintained by Seller that (i) is subject to Title IV of ERISA or (ii) provides health care or other non-pension benefits to any employees after their employment is terminated (other than as required by Section 4980B of the Code) or has ever promised to provide any such post-termination benefits.

                  (d) Neither Seller nor any ERISA Affiliate has any announced any plan or legally binding commitments to create any additional Employee Program which is intended to cover employees, former employees, directors or independent contractors of Seller or any of its ERISA Affiliates (or their spouses, dependents or beneficiaries) or to amend or modify any existing Employee Program in any way that could materially and adversely affect the benefits or costs under such plan.

        4.25 Managers and Employees. Schedule 4.25 contains a list of all officers, managers, employees and consultants of the Business who, individually, have received or are scheduled to receive compensation from Seller for the fiscal year ending July 2, 1999 or July 2, 2000, in excess of One Hundred Thousand Dollars ($100,000). In each case such Schedule includes the current job title and aggregate annual compensation of each such individual.

        4.26 Employees; Labor Matters. As of January 12, 2000, the Business was operated with a total of 257 full-time employees and one part-time employee. Except as set forth on Schedule 4.26(i), as of January 12, 2000, Seller had not received any notice that any employee of the Business intends to terminate his or her employment with Seller or Buyer following the Closing. Schedule 4.26(i) sets forth the names and positions of each employee and manager of the Business that has terminated his or her employment with the Business (whether by action of such employee or manager or Seller) since the Seller Balance Sheet Date and the names and positions of each employee and manager of the Business that has been hired by the Business since the Seller Balance Sheet Date. Seller is not delinquent in payments to any of the employees of the Business for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, Buyer will not by reason of the transactions contemplated under this Agreement or anything done prior to the Closing be liable to any of said employees under any of Seller's Employee Programs for so-called "severance pay" or any other termination payments. To the Knowledge of Seller, Seller is in material compliance with all applicable Regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. Except as set forth on Schedule 4.26(ii), there are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or threatened against or involving Seller. No question concerning union representation exists respecting any employees of Seller. There are no grievances, complaints or charges that have been filed against Seller under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have a Material Adverse Effect, and there is no arbitration or similar proceeding pending and no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by Seller. Seller has not received any information indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. To the Knowledge of Seller, Seller is, and at all times has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

        4.27 Customers and Suppliers. Schedule 4.27 sets forth any client or customer which accounted for more than One Million Dollars ($1,000,000) in revenue for Seller relating to the Business for the fiscal year ended July 2, 1999 (collectively, the "Clients"). The relationships of Seller with its Clients and suppliers are good commercial working relationships. To the Knowledge of Seller, no Client intends to terminate or materially reduce its business relationship with Buyer or the Business after the Closing for any reason, including as a result of the consummation of the transactions contemplated hereby.

        4.28 Client Revenues. Schedule 4.28 sets forth, as of the date hereof, a list of the clients from which Seller has agreements for the provision of products or services relating to the Business and the dollar amount of such obligations and remaining fees on the Contract or agreement with such customers, except where the dollar amount of such obligations or remaining fees is less than One Million Dollars ($1,000,000).

        4.29 Inventory. The Inventory included in the Purchased Assets consists of (a) finished goods and (b) the Inventory used in connection with the Communications and Tracking Systems and Antenna product lines, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged, or defective, subject only to the reserve for the writedown of the Inventory set forth on the face of the Closing Balance Sheet

(rather than in any notes thereto). The Non-Purchased Inventory will as of the Inventory Date (as defined in the Seller Manufacturing Agreement) consist of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which will as of such date be merchantable and fit for the purpose for which it is procured or manufactured, and none of which will be obsolete, damaged, or defective; provided, that any type of parts or components ordered by Seller with the written approval of Buyer pursuant to the terms of the Seller Manufacturing Agreement shall not be deemed obsolete, not merchantable or not fit for the purpose for which they were procured or manufactured.

        4.30 No Other Agreements to Sell the Purchased Assets. Neither Seller nor any of its respective officers, directors, employees or Affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than Buyer to sell, assign, transfer or effect a sale of any of the Purchased Assets (other than inventory or services in the Ordinary Course of Business).

        4.31 Year 2000 Compliance. Seller has all systems and software solutions necessary or appropriate to address and accommodate Year 2000 computer systems issues with respect to the Business, and Seller's software programs, systems applications and related third party services used in the operation of the Business have been tested and are fully capable of providing accurate results using data having date ranges spanning the twentieth and twenty-first centuries. With respect to any such software programs, systems, applications and related services used in the Business that are provided by third parties, Seller has either obtained, or used commercially reasonable efforts to obtain, assurances from such third parties that the products and/or services that they provide to Seller are free of Year 2000 problems, errors or "bugs" and will not cause any of Seller's software programs, systems, or applications to have Year 2000 problems, errors or "bugs." The conduct of the Business as presently conducted will not cause any other person to experience any Year 2000 problems, errors or "bugs" that would, to the Knowledge of Seller, have a material adverse impact on such person. Without limiting the generality of the foregoing, all of Seller's software programs, systems and applications used in the operation of the Business are able to:

                  (a) Consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations and sequencing on dates or portions of dates;

                  (b) Function accurately and without interruption before, during and after January 1, 2000 (including leap year computations), without any change in operations associated with the advent of the new century;

                  (c) Respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed defined and predetermined manner; and

                  (d) Store sequence and provide output of date information accurately in ways that are unambiguous as to century.

        4.32 Disclosure. The representations, warranties and statements contained in this Agreement and in the exhibits and schedules hereto do not contain any untrue statement of a material fact, and, when taken together, to the Knowledge of Seller do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. To the Knowledge of Seller, there are no facts, including any Contract, which presently or are reasonably likely in the future to have a Material Adverse Effect which have not been specifically disclosed herein or in a Schedule furnished herewith, other than general economic conditions affecting the industries in which the Business operates.


                                   ARTICLE V.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

        5.1 Making of Representations and Warranties. As a material inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes the representations and warranties to Seller contained in this Article V.

        5.2 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of Buyer's Certificate of Incorporation, as amended to date (the "Buyer Certificate"), and of Buyer's Bylaws, as amended to date, certified by Buyer's Secretary (together with the Buyer Certificate, the "Buyer Organizational Documents"), and heretofore delivered to Seller's counsel, are complete and correct, and no amendments thereto are pending. Buyer is not in violation of any term of the Buyer Organizational Documents. Buyer is duly qualified to do business as a foreign corporation and in good standing to do business in each jurisdiction in which the nature or leasing of its properties makes such qualification necessary, other than where the failure to be duly qualified or have such good standing, as the case may be, would not have a Material Adverse Effect.

        5.3 Authority. Buyer has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Buyer and no other action on the part of Buyer is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by Buyer pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of Buyer, as applicable, enforceable in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. The execution, delivery and performance by Buyer of this Agreement and each such agreement, document and instrument:

                  (a) does not and will not violate any provision of the Buyer Organizational Documents;

                  (b) does not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and

                  (c) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or other material Contract, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Buyer is a party, except where such breach, default, acceleration or exercise of right of termination would not have a Material Adverse Effect.

        5.4 Finder's Fee. Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

        5.5 Fraudulent Conveyance/Fraudulent Transfer Matters. After giving effect to all financing, if any, to be entered into or incurred by Buyer in connection with its consummation of the transactions contemplated hereby, Buyer will not be as of the Closing Date (a) "insolvent" nor will it become "insolvent" as a result of such transactions, (b) engaged in a business or transaction for which any property or assets remaining with Buyer would be "unreasonably little" or "unreasonably small in relation to its business" or the transaction, or (c) in a position where it "intends to incur, or believes that it would incur, debts that would be beyond its ability to pay as such debts mature," in each case as such quoted terms in this Section 5.5 are used in
Section 548 of the United States Bankruptcy Code of 1978, as amended, the Uniform Fraudulent Conveyances Act and the Uniform Fraudulent Transfer Act.

        5.6 Valid Issuance of Buyer Common Stock. Upon issuance of the Buyer Common Stock to Seller in accordance with Section 2.3(b)(i)(B)(2) above for the consideration expressed herein, the Buyer Common Stock will be duly and validly issued, fully paid, nonassessable and free of any preemptive rights.

        5.7 Valid Issuance of Warrants and Warrant Shares. Upon issuance of the Warrants to Seller in accordance with Section 2.3(b)(ii) above for the consideration expressed herein, the Warrants will be duly and validly issued and fully paid. Upon issuance of the Warrant Shares in accordance with the terms of the Warrants for the consideration expressed therein, the Warrant Shares will be duly and validly issued, fully paid, nonassessable and free of any preemptive rights.


                                   ARTICLE VI.
                                    COVENANTS

        6.1 Further Assurances. Upon the terms and subject to the conditions contained herein, Seller and Buyer agree, both before and after the Closing, (a) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, Seller and Buyer agree to use all commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to the Contracts to be assumed by Buyer; provided, however, that no party shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals,
(ii) to obtain all necessary Permits as are required to be obtained under any Regulations, (iii) to give all notices to, and make all registrations and filings with third parties, including without limitation submissions of information requested by governmental authorities, and (iv) to fulfill all conditions to this Agreement. Without limiting the generality of the foregoing, each of the parties will promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use all commercially reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

        6.2 Conduct of Business. Between the date of this Agreement and the date of the Closing, Seller will:

                  (a) Use commercially reasonable efforts to conduct the Business only in the Ordinary Course consistent with past operations and refrain from changing or introducing any method of management or operations except in the Ordinary Course of Business;

                  (b) Not enter into, extend, materially modify, terminate or renew any Contract relating to the Business, except in the Ordinary Course of Business;

                  (c) Not sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Purchased Assets, or any interests therein, except in the Ordinary Course of Business;

                  (d) Not incur any Liability relating to the Business for long-term interest bearing indebtedness, guarantee the obligations of others, indemnify others or, except in the Ordinary Course of Business and endorsements for collection of deposits in the Ordinary Course of Business, incur any other Liability relating to the Business;

                  (e) Refrain from making any change or incurring any obligation to make a change in any Seller Organizational Document;

                  (f) Refrain from making any change in the method of determining compensation (whether salary or bonus) payable or to become payable to any of the officers, managers, employees or consultants of the Business and use all commercially reasonable efforts in the Ordinary Course of Business to maintain the workforce of the Business at its current level and make no material adjustment in wages or hours of work, nor enter into any employment agreement, or adopt any new Employee Programs or other benefit or severance plan or amend or otherwise modify any existing employment agreement, Employee Programs or other benefit or severance plan in any way that could materially and adversely affect the benefits or costs under the amended or modified plan;

                  (g) Refrain from entering into any arrangement or amending any existing arrangement between Seller and any officer, manager, employee or consultant of the Business (or any entity affiliated with such persons);

                  (h) Use all commercially reasonable efforts to prevent any change with respect to the management and supervisory personnel and banking arrangements of the Business;

                  (i) Use all commercially reasonable efforts to keep intact the organization of the Business, to keep available its present officers and employees of the Business and to preserve the goodwill of all suppliers, customers, independent contractors and others having business relations with the Business;

                  (j) Have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth on Schedule 4.17 or equivalent insurance with any substitute insurers approved in writing by Buyer;

                  (k) Permit Buyer and its authorized representatives during normal business hours to have full access to all of the properties, assets, records, tax returns, contracts and documents relating to the Business and furnish to Buyer or its authorized representatives such financial and other information with respect to such business or properties as Buyer may from time to time reasonably request; and

                  (l) Not transfer employees or managers of the Business to another part of Seller's business without the prior written consent of Buyer.

        6.3 No Solicitation of Other Offers. Neither Seller nor any of its officers, directors, agents, employees or Representatives will, directly or indirectly, solicit, encourage, assist, initiate discussions or engage in negotiations with, provide any information concerning the operations, properties or assets of Seller, or entertain or enter into any agreement or transaction with, any person, other than Buyer, relating to the possible acquisition of the Business or any of the Purchased Assets, except for the sale of assets in the Ordinary Course of Business of Seller consistent with the terms of this Agreement. If such a proposal is received, Seller will promptly notify Buyer of the terms of such proposal and the identity of the party making the proposal.

        6.4 Notification of Certain Matters. From the date hereof through the Closing, Seller and Buyer shall give prompt notice to the other of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect and (b) any failure of such party, or any of its respective Affiliates or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Seller shall promptly notify Buyer of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way materially affect Seller, the Purchased Assets or the Business.

        6.5 Preservation of Confidentiality. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, the parties acknowledge that each has had access to confidential information relating to the other party. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the nondisclosure agreement dated September 13, 1999 by and between Buyer and Seller (the "Nondisclosure Agreement"), which shall remain in full force and effect.

        6.6 Use of Licensed Marks During Transition Period.

                  (a) For a term of six (6) months from the Closing Date (the "Transition Period"), Seller grants to Buyer the right to use Seller's trademarks shown in Schedule 6.6 (the "Licensed Marks") in conjunction with the products and services made or distributed by the Business, exclusively in the following manner: (i) displaying the Licensed Marks on packaging transferred by Seller to Buyer at the Closing, (ii) displaying the Licensed Marks on advertising materials (including brochures and catalogs) transferred to Buyer by Seller at the Closing (provided Buyer shall not create any additional advertising materials using the Licensed Marks or otherwise advertise using Seller's name or Licensed Marks or otherwise hold itself out as Seller) and
(iii) displaying the Licensed Marks on building signage. Buyer may not sublicense its right to use the Licensed Marks. If any proposal materials prepared by Buyer contain materials displaying the Licensed Marks, such proposal materials shall state that Buyer, not Seller, is the bidding party and that any resulting contract will be with Buyer. At the end of the Transition Period, Buyer's right to use the Licensed Marks shall cease, except that for an additional period of nine (9) months after the expiration of the Transition Period, Buyer shall have the right to continue to use the Licensed Marks only on remaining advertising materials (including brochures and catalogs); provided that, if Buyer's supply of advertising materials using the Licensed Marks is depleted prior to the end of such nine-month period, Buyer shall substitute advertising materials using Buyer's trademarks therefor and shall not have printed any additional materials using the Licensed Marks. Notwithstanding the foregoing, Seller grants Buyer a perpetual right to display the Licensed Marks on finished goods in the inventory of the Business as of the Closing or in the Remaining Inventory and on products constructed with parts in such inventory or products produced by Seller after the Closing pursuant to the Seller Manufacturing Agreement referred to in Section 8.11.

                  (b) Buyer agrees that the nature and quality of all products and services rendered by or through Buyer in connection with the Licensed Marks; all products sold or licensed by or through Buyer under the Licensed Marks; and all related advertising, promotional and other related uses of the Licensed Marks by Buyer shall conform to customary industry standards during the period of Buyer's use of the Licensed Marks pursuant to this Section 6.6. Buyer agrees to cooperate with Seller in the maintenance of the quality standards by permitting reasonable inspection of Buyer's operations. Seller acknowledges that Buyer's use of the Licensed Marks as permitted under this Section 6.6 in a manner that is in conformance with

Seller's use of the Licensed Marks immediately prior to the Closing shall be in conformance with customary industry standards.

                  (c) During the Transition Period, Buyer may affix any mark to any product or services rendered by or through Buyer, but Buyer shall not combine any other mark with any Licensed Mark or place any other mark in close proximity to any Licensed Mark. This Section 6.6, however, shall not preclude Buyer from using its own trademark(s) in advertising, which includes advertising for the products and services rendered by or through it, provided that appropriate footnotes or other notations are displayed to indicate Seller's ownership of the Licensed Marks.

                  (d) Buyer shall not use or adopt, during the Transition Period or at any time thereafter, except as expressly permitted by this Agreement, in its business, in its business name, in any of its services, or on any of its products any trademark, service mark, trade name or label which is so similar to, or so nearly resembles any of the Licensed Marks or any other trademark, service mark, trade name, trade dress or label of Seller that, when used on such goods or services by Buyer, is reasonably likely to cause or is calculated to cause deception or confusion. Notwithstanding the foregoing, Seller acknowledges and agrees that Buyer may use at any time the logo shown on Schedule 6.6(d), and that the use of such logo shall not constitute a breach of this Section 6.6(d).

                  (e) Except as permitted in this Section 6.6, (i) Buyer shall not use any Licensed Marks in Buyer's firm name or in any trade name, trademark, service marks, or trade dress of Buyer; and (ii) Buyer shall not use, in its stationery, letterhead, advertising, or otherwise, any Licensed Marks in such a way as may reasonably cause any confusion between Buyer and Seller in respect to third parties.

                  (f) Buyer acknowledges the validity of Seller's right, title and interest in and to the use of the Licensed Marks on or in connection with the goods or services on which they are used by Seller (or Buyer under this Section 6.6) or that are set forth in the applicable trademark registrations, including Seller's right to register or to have registered any Licensed Marks under the laws of any jurisdiction in connection with the goods or services on which they are used by Seller (or Buyer under this Section 6.6). Apart from its license rights under this Section 6.6, Buyer shall not be deemed to acquire any right, title or interest in or any right to the use of any Licensed Marks during or after the Transition Period. Buyer shall not at any time do or cause to be done any act or deed intended to impair any part of such right, title or interest of Seller or of the validity of the Licensed Marks in any jurisdiction in connection with the goods or services on which they are used by Seller (or Buyer under this Section 6.6). All goodwill resulting from the use of the Licensed Marks by Buyer shall inure to the sole benefit of Seller in any and all jurisdictions.

                  (g) Seller shall have the right to terminate this trademark license in the event Buyer breaches any of the foregoing provisions in this
Section 6.6 in any material respect, provided Seller has given Buyer notice specifying the breach and provides Buyer with thirty (30) days to cure such breach. Upon the expiration or termination of such trademark license, except as otherwise expressly set forth in this Section 6.6, Buyer will cease to apply the Licensed Marks to the products and services rendered by or through it; will destroy all stocks of labels, stationery and all materials bearing the Licensed Marks; will remove or obliterate the Licensed Marks from its existing inventory of products; and will not reinstate use of the Licensed Marks.

         6.7 Financial Audit. To the extent Buyer elects to conduct a financial audit of the Business after the execution of this Agreement, Seller shall (and shall cause its accountants to) cooperate in all reasonable respects with Buyer (and Buyer's accountants) in conducting such financial audit. Each party shall bear their own costs and expenses, including any fees incurred by such party's accountants, in connection with such audit.

         6.8 Evidence of Closing Purchase Price. Within thirty (30) days of the date of this Agreement, Buyer shall furnish Seller with reasonable evidence of Buyer's ability to pay at least Fifty Million Dollars ($50,000,00) in immediately available funds at the Closing.


                                  ARTICLE VII.
                       CONDITIONS TO SELLER'S OBLIGATIONS

                  The obligations of Seller to consummate the transactions provided for hereby are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

        7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date. Buyer shall have delivered a certificate to Seller to the effect that each of the conditions set forth in this Section 7.1 is satisfied in all respects.

        7.2 No Actions or Court Orders. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially damage Seller if the transactions contemplated hereunder are consummated. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Purchased Assets contemplated hereby illegal or otherwise prohibited.

        7.3 Consents. All Permits, consents, approvals and waivers from governmental authorities and other parties necessary to the consummation of the transactions contemplated hereby shall have been obtained. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

        7.4 Assumption Document. Buyer shall have executed the Assumption Document in substantially the form attached hereto as Exhibit E.

        7.5 Warrants. Buyer shall have executed and delivered Warrant Agreements representing the Warrants in substantially the forms attached hereto as Exhibit F-1, Exhibit F-2, Exhibit F-3, and Exhibit F-4.

        7.6 Opinion of Counsel. Buyer shall have delivered to Seller an opinion of Latham & Watkins, counsel to Buyer, dated as of the Closing Date, in the form attached hereto as Exhibit G.

        7.7 Registration Rights Agreement. In the event Buyer elects to pay a portion of the Purchase Price in Buyer Common Stock pursuant to Section 2.3(b)(i)(B)(2), Buyer shall have executed and delivered a Registration Rights Agreement in substantially the form attached hereto as Exhibit H.

        7.8 Corporate Documents. Seller shall have received from Buyer resolutions adopted by the board of directors of Buyer approving this Agreement and the agreements and the transactions contemplated hereby and thereby, certified by an officer of Buyer.


                                  ARTICLE VIII.
                        CONDITIONS TO BUYER'S OBLIGATIONS

                  The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

        8.1 Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Seller shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date. Seller shall have delivered a certificate to Buyer to the effect that each of the conditions set forth in this Section 8.1 is satisfied in all respects.

        8.2 No Actions or Court Orders. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected (a) to materially damage the Purchased Assets or the Business if the transactions contemplated hereunder are consummated, including without limitation any material adverse effect on the right or ability of Buyer to own, operate, possess or transfer the Purchased Assets after the Closing or
(b) to materially damage the business or financial condition of Buyer if the transactions contemplated hereunder are consummated. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Purchased Assets contemplated hereby illegal or otherwise prohibited.

        8.3 Consents; Regulatory Compliance and Approval. All Permits, consents, approvals and waivers from governmental authorities and other parties necessary or appropriate for the consummation of the transactions contemplated hereby and for the operation of the Business by

Buyer (including, without limitation, all required third party consents to the assignment of the Contracts to be assumed by Buyer) shall have been obtained. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated. Buyer shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to this Agreement and the transactions contemplated hereby.

        8.4 Opinion of Counsel. Seller shall have delivered to Buyer an opinion of William E. Eason, Jr., Esq., counsel to Seller, dated as of the Closing Date, in the form attached hereto as Exhibit I.

        8.5 No Material Change. Since the Seller Balance Sheet Date, there shall not have been any change in the condition (financial or other), business, results of operations, prospects, assets, Liabilities or operations of the Business or the Purchased Assets, which could have a Material Adverse Effect.

        8.6 Corporate Documents. Buyer shall have received from Seller resolutions adopted by the board of directors of Seller approving this Agreement and the agreements and the transactions contemplated hereby and thereby, certified by an officer of Seller.

        8.7 Conveyancing Documents; Release of Encumbrances. Seller shall have executed and delivered the documents described in Section 3.2 hereof so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Purchased Assets and Seller shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Purchased Assets from all Encumbrances, which documents shall be in a form reasonably satisfactory to Buyer's counsel.

        8.8 Transition Services Agreement. Seller shall have executed and delivered to Buyer a Transition Services Agreement in substantially the form attached as Exhibit J.

        8.9 Noncompete Agreement. Seller shall have executed and delivered to Buyer an Agreement Not to Compete in substantially the form attached as Exhibit K.

        8.10 Lease Agreements. Seller shall have executed and delivered to Buyer the Lease Agreements for the facilities currently occupied by the Business in substantially the forms attached as Exhibit L-1, Exhibit L-2, and Exhibit L-3.

        8.11 Manufacturing Agreements. Seller shall have executed and delivered to Buyer a Seller Manufacturing Agreement (the "Seller Manufacturing Agreement") and a Buyer Manufacturing Agreement in substantially the forms attached as Exhibit M and Exhibit N, respectively.

        8.12 CDMA Study Contract. Seller shall have executed and delivered to Buyer a CDMA Study Contract in substantially the form attached as Exhibit O.

                                   ARTICLE IX.
                      CONSENTS TO ASSIGNMENT; RISK OF LOSS

        9.1 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, Lease, Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a Default thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will cooperate with Buyer, in all reasonable respects, to provide to Buyer the benefits under any such Contract, Lease, Permit or any claim or right, including without limitation enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the Default or cancellation by such third party or otherwise. Nothing in this Section 9.1 shall affect Buyer's right to terminate this Agreement under Sections 8.3 and 12.1 in the event that any consent or approval to the transfer of any Purchased Asset is not obtained.

        9.2 Risk of Loss. From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Purchased Assets shall be borne by Seller, and thereafter shall be borne by Buyer. If any significant portion of the Purchased Assets is destroyed or damaged by fire or any other cause prior to the Closing Date, other than use, wear or loss in the Ordinary Course, Seller shall give written notice to Buyer as soon as practicable after, but in any event within five (5) business days of, discovery of such damage or destruction, the amount of insurance, if any, covering such Purchased Assets and the amount, if any, which Seller is otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to Seller within ten (10) business days after receipt of Seller's notice or if there is not ten (10) business days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Purchased Assets in their destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and to such indemnification for any uninsured portion of such loss pursuant to Section 11.1, and the full Purchase Price shall be paid for such Purchased Assets, (b) excluding such Purchased Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Purchased Assets, as mutually agreed between the parties, or
(c) if more than a significant portion of the Purchased Assets are destroyed or damaged, terminating this Agreement in accordance with Section 12.1. If Buyer accepts such Purchased Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be assigned to, Buyer without any reduction in the Purchase Price; otherwise, such insurance proceeds shall remain the property of Seller.

                                   ARTICLE X.
                  RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING

        10.1 Collection of Accounts Receivable.

                  (a) Collection. At the Closing, Buyer will acquire hereunder, and thereafter Buyer or its designee shall have the right and authority to collect for Buyer's or its designee's account, all receivables, letters of credit and other items which constitute a part of the Purchased Assets, and Seller shall hold in trust for Buyer any of the foregoing coming into Seller's possession and promptly after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to Buyer any letters of credit, documents, cash or checks received on account of or otherwise relating to any such receivables, letters of credit or other items. Seller shall hold in trust for Buyer and promptly transfer or deliver to Buyer or its designee any cash or other property that Seller may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, letter of credit or receivable of any character, or any other item, constituting a part of the Purchased Assets.

                  (b) Power of Attorney. Seller hereby constitutes and appoints Buyer as Seller's attorney-in-fact for purposes of collecting all receivables, letters of credit and other items which constitute a part of the Purchased Assets. Buyer's authority hereunder shall include, without limitation, the authority to endorse and negotiate, for Buyer's own account, any letters of credit, documents, cash or checks in the name of Seller received on account of or otherwise relating to any such receivables, letters of credit or other items, to transfer title to any items which constitute a part of the Purchased Assets, and to take any other actions necessary or incident to the rights granted to Buyer in this Agreement. This power of attorney is coupled with an interest and is irrevocable by Seller.

        10.2 Books and Records; Tax Matters; Other Cooperation.

                  (a) Books and Records. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.

                  (b) Tax Matters. The parties shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the others for any period. Without limiting the generality of the foregoing, the parties shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other parties with a reasonable opportunity to review and copy the same.

                  (c) Litigation Support. In the event and for so long as Buyer is actively investigating, contesting or defending any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand of third parties after the Closing in connection with (i) any transaction contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving Seller, the Business or the Purchased Assets, Seller shall cooperate in all commercially reasonable respects in the investigation, defense or contest, make available its personnel at such times and places as may be commercially reasonable, and provide such testimony and reasonable access to its books and records as shall be necessary or appropriate in connection with the investigation, defense or contest, including, but not limited to, participation in any court or arbitration proceedings, signing of affidavits, or such other personal cooperation as counsel for Buyer shall request.

                  (d) Transition. Seller agrees not to take any action that is designed or intended to have the effect of discouraging any actual or potential lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationship with Buyer after the Closing as it maintained with Seller prior to the Closing.

                  (e) Insurance. Seller shall cause Buyer to be named as an additional insured under Seller's policies of insurance listed on Schedule 4.17 from and after the Closing.

                  (f) Liabilities. Seller shall pay, or cause to be paid, when due all of the debts and Liabilities of Seller relating to the Business (including any Liability for Taxes), other than the Assumed Liabilities.

        10.3 Employee Matters.

                  (a) Buyer shall extend offers of employment to (i) the employees of Seller involved in the operation of the Business set forth on a schedule previously initialed by, and delivered to, both parties and (ii) such additional employees of Seller involved in the manufacturing operations of the Business to whom Buyer desires to offer employment in its sole discretion (together, such employees are hereinafter referred to as the "Offered Employees"), which offers shall be consistent with Buyer's standard employment package; provided that Buyer shall pursuant to Article XI below indemnify and hold Seller, its directors, officers and employees harmless from and against any claim, liability, expense or cost, including reasonable attorneys' fees, arising out of or relating in any way to
(i) Buyer's decision not to offer employment to any Offered Employee, including, without limitation, any claims or liabilities arising under any local, state or federal fair employment, safety, or wage and hour law, or under any common law of or relating to wrongful discharge or (ii) the transfer by Seller of the personnel files and records of the Retained Employees (as defined below) to Buyer as part of the Purchased Assets hereunder. Seller shall terminate the employment of all Offered Employees immediately prior to the Closing and shall cooperate with and use all commercially reasonable efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with the Offered Employees. All Offered Employees who accept employment with Buyer on or after the Closing Date shall hereinafter be referred to as "Retained Employees."

                  (b) All wages, salary, bonuses and other compensation and accrued benefits (including accrued vacation and sick leave) owed to the employees of Seller through the Closing Date shall be paid by Seller. Seller shall be solely responsible for all of the Employee Programs and all obligations and liabilities thereunder. Neither Buyer nor any of its Affiliates shall assume any of the Employee Programs or any obligation or liability thereunder.

                  (c) Subject to compliance with applicable law, Buyer will give credit to Retained Employees for past service with Seller for purposes of determining eligibility and vesting rights under any employee benefit plans of Buyer. Buyer will also allow Retained Employees who are hired by Buyer to receive credit toward any deductible under Buyer's medical, dental and vision plans for expenses incurred under Seller's corresponding plans during the calendar year in which the Closing occurs. In addition to any vacation benefits to which Retained Employees are entitled under Buyer's vacation plan, Buyer shall also allow Retained Employees to take up to ten (10) unpaid vacation days, if the Retained Employee so chooses, during the calendar year in which the Closing occurs. Nothing contained in this Agreement, however, shall confer upon any Retained Employee any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Retained Employees at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Retained Employees.

                  (d) Buyer agrees to assume all Employment-Related Obligations with respect to the Retained Employees, which obligations arise or accrue after the Closing Date. For purposes of this Agreement, "Employment-Related Obligation" shall include, without limitation: (i) compensation for services performed for Buyer after the Closing Date (and related employment and withholding taxes), (ii) benefits accrued under any Buyer-sponsored employee welfare or pension benefits plan (as defined under ERISA Sections 3(1) and 3(2), respectively) covering the Retained Employees after the Closing Date, (iii) benefits accrued under any other employee benefits plan or arrangement of Buyer covering the Retained Employees after the Closing Date, (iv) workers' compensation benefits with respect to claims filed by Retained Employees after the Closing Date, (v) severance benefits or similar payments arising from Buyer's termination of any Retained Employee after the Closing Date, and (vi) any claim, liability, expense or cost, including reasonable attorneys' fees, arising out of or relating in any way to Buyer's termination of any Retained Employee after the Closing Date, including, without limitation, any claims or liabilities arising under any local, state or federal fair employment, safety, or wage and hour law, or under any common law of or relating to wrongful discharge.

                  (e) No provision of this Agreement shall create any third party beneficiary rights in any Offered Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to
(i) the compensation, terms and conditions of employment and benefits that may be provided to any Offered Employee by Buyer or under any benefit plan which Buyer may maintain, (ii) Seller's termination of employees involved in the operation of the Business, (iii) Seller's Employee Programs, or (iv) any of the transactions contemplated by this Agreement.

                  (f) For a period of two years following the Closing Date, Seller shall not, directly or indirectly, hire, offer employment to or seek to hire any Offered Employee or any employee of Buyer.

                  (g) For a period of two years following the Closing Date, Buyer shall not, directly or indirectly, hire, offer employment to or seek to hire any employee of Seller (other than the Offered Employees).

                  (h) Seller shall be responsible for providing continuation coverage as required by Section 4980B of the Code or similar state law ("COBRA"), under a group health plan maintained by Seller or an affiliate of Seller, to employees of the Business and other qualified beneficiaries under COBRA with respect to such employees, who have a COBRA qualifying event (due to termination of employment with Seller or otherwise) prior to or in connection with the transactions contemplated by this Agreement (the "Continuees"). Seller shall indemnify and hold Buyer harmless from any and all damages, liabilities, claims or expenses incurred by the Buyer as a result of (i) the failure of Seller to comply with any of the requirements of COBRA, including applicable notice requirements, or (ii) any obligation imposed on Buyer to provide COBRA continuation coverage for any of the Continuees by reason of Seller and members of its controlled group (as determined for purposes of COBRA) ceasing to maintain a group health plan.

                  (i) Buyer understands and acknowledges that Seller is relying on Buyer's agreement to offer to hire all of the Offered Employees as of the Closing. In that regard, for a period of six (6) years after the Closing Date, Buyer retains sole responsibility for any obligations or liabilities to Offered Employees under the Worker Adjustment and Retraining Notification Act (Pub. L. 100-379 Stat, 890 (1988), as amended, with regard to claims in connection with the transactions contemplated by this Agreement and agrees to hold Seller harmless for same. Buyer's indemnification of Seller under Article XI herein in this regard specifically includes, but is not limited to, any claim by Offered Employees for back pay, front pay, benefits, or compensatory or punitive damages, any claim by any governmental unit for penalties regarding any issue of prior notification (or any lack thereof) of any plant closing or mass layoff relating to such Offered Employees, as well as Seller's defense costs, including reasonable attorneys' fees, in defending any such claims. Nothing in this paragraph shall prohibit Buyer from asserting claims related to a breach of any warranty or representation made by Seller in this Agreement.

                  (j) Seller agrees that if any Offered Employee who is working internationally for a non-United States Subsidiary of Seller cannot accept employment immediately with Buyer due to notice requirements imposed by such Offered Employee's employment contract or by local law, Seller shall use commercially reasonable efforts to make such Offered Employee's services available to Buyer through his or her notice period on a contractual basis; provided that Buyer offers to compensate Seller for the services of such Offered Employee at an amount and on terms and conditions which are reasonably satisfactory to Buyer. Nothing in this paragraph shall require Seller to increase the level of compensation or benefits of such Offered Employee that existed as of the Closing Date.

                  (k) Buyer agrees to act as paying agent for Seller with respect to amounts payable by Seller under the Satellite Networks Retention Packages (the "Retention Packages") provided to certain Retained Employees. Seller shall increase the reserves for management bonuses on the Forecasted Closing Balance Sheet (and Closing Balance Sheet) by the gross amount payable to such Retained Employees in accordance with the terms of the Retention Packages plus any and all employment and other payroll taxes which may be payable thereon. Seller shall instruct Buyer as to the amounts payable to each eligible Retained Employee under the Retention Packages (the "Retention Payment"). Buyer shall provide Seller with accurate and complete information reasonably necessary for Seller to determine the Retention Payment and shall pay each Retained Employee the amount of Retention Payment which Seller has instructed Buyer to so pay, less any required withholding thereon. Buyer shall pay all employment and payroll taxes (as advanced by Seller) payable on the Retention Payment. Buyer agrees to return to Seller any reserves for management bonuses set forth on the Closing Balance Sheet that are in excess of the Retention Payment. Nothing herein shall constitute the adoption or assumption of the Retention Packages by Buyer. Except to the extent that Seller has advanced funds to Buyer pursuant to the terms of this Section 10.3(k), nothing herein shall obligate or create any liability to Buyer for payments under the Retention Packages. Seller shall indemnify and hold harmless Buyer for all costs, expenses, or liabilities incurred by Buyer in connection its agreement under this Section 10.3(k), except for any liability, including, but not limited to tax penalties and interest, resulting from Buyer's failure to provide accurate and complete information to Seller concerning the Retention Payment or resulting from Buyer's failure to pay any Retention Payment to a Retained Employee or to make timely and accurate employment and payroll tax filings related to any Retention Payment that has been properly funded by Seller.

        10.4 Payment for Uncollected Accounts Receivable. Buyer shall use commercially reasonable efforts to collect the Scheduled Accounts in the Ordinary Course within the period beginning on the Closing Date and ending one year thereafter (the "Accounts Receivable Date"). Five (5) business days after the Accounts Receivable Date, Buyer shall deliver to Seller a statement (the "Accounts Receivable Statement") setting forth in reasonable detail a list of all Scheduled Accounts not collected by Buyer prior to the Accounts Receivable Date, if any (the "Accounts Receivable Payment"). If Seller disagrees with the Accounts Receivable Statement, Seller shall deliver a Dispute Notice to Buyer explaining in reasonable detail the basis of such disagreement within five (5) business days after Seller's receipt of the Accounts Receivable Statement and such disagreement shall be resolved in accordance with Section 2.5 above. If Seller agrees in writing with the amount of the Accounts Receivable Payment or if Seller does not timely give Buyer a Dispute Notice, the amount of the Accounts Receivable Payment shall be final, binding and conclusive on Seller and Seller shall promptly (but in no event later than ten (10) days after the final determination of the Accounts Receivable Payment) pay to Buyer the Accounts Receivable Payment.

        10.5 Warranty Repairs. Buyer shall perform all warranty repairs for products of the Business produced prior to the Closing in a commercially reasonable manner.

        10.6 Standby Letters of Credit. Seller agrees to not terminate, and to maintain in effect, all standby letters of credit related to the Business for the duration of their respective terms.

        10.7 Survival of Representations, Etc. Each of the representations, warranties, agreements, covenants and obligations herein and in each agreement, document, certificate, schedule and exhibit contemplated by this Agreement are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by any party hereto; provided, however, that such representations and warranties shall expire on the same dates as and to the extent that the rights to indemnification with respect thereto under Article XI shall expire.


                                   ARTICLE XI.
                                 INDEMNIFICATION

        11.1 Indemnification by Seller. Seller agrees subsequent to the Closing to indemnify and hold Buyer and its Subsidiaries, Affiliates, successors and assigns and persons serving as officers, directors, partners, managers, stockholders, employees and agents thereof (individually a "Buyer Indemnified Party" and collectively the "Buyer Indemnified Parties") harmless from and against any Damages which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

                  (a) fraud, intentional misrepresentation or the cause or knowledge of a deliberate or willful breach of any representations, warranties or covenants of Seller under this Agreement or in any agreement, document, certificate, schedule or exhibit delivered pursuant hereto (collectively, "Fraud Claims");

                  (b) any liability of Seller and each Subsidiary of Seller for Taxes arising from their respective activities, assets and all events and transactions on or prior to the Closing and any breach of the representations and warranties set forth in Sections 4.8 and 4.24 hereof and any covenant with respect to Taxes or tax related matters set forth herein or in any related agreement (collectively, "Tax Claims");

                  (c) any liability arising from any breach of the environmental representations and warranties set forth in Section 4.23 hereof or in any related agreement ("Environmental Claims");

                  (d) any Excluded Liability (collectively, "Excluded Liability Claims"); and

                  (e) other than Fraud Claims, Tax Claims, Environmental Claims and Excluded Liability Claims, any other breach of any representation, warranty or covenant of Seller under this Agreement or in any agreement, document, certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants (collectively, "General Claims").

        11.2 Limitations on Indemnification by Seller. Anything contained in this Agreement to the contrary notwithstanding, the liability of Seller to provide any indemnification to any Buyer Indemnified Party and the right of the Buyer Indemnified Parties to indemnification under Section 11.1 (or otherwise) shall be subject to the following provisions:

                  (a) No claims for indemnification shall be made under this Agreement against Seller, and no indemnification shall be payable to any Buyer Indemnified Party, with respect to General Claims or Excluded Liability Claims after the date which is thirty (30) months following the Closing.

                  (b) No claims for indemnification shall be made under this Agreement against Seller, and no indemnification shall be payable to any Buyer Indemnified Party, with respect to any Tax Claim or Environmental Claim after expiration of all applicable statutes of limitation with respect to such Tax Claim or Environmental Claim, as applicable.

                  (c) Claims for indemnification with respect to Fraud Claims and Tax Claims (except with respect to subsection (b) above) made under this Agreement by any Buyer Indemnified Party shall not be subject to any of the limitations set forth in this Section 11.2.

                  (d) Seller shall not be required to indemnify the Buyer Indemnified Parties under this Agreement with respect to any Occurrence unless the Damages sustained or suffered by the Buyer Indemnified Parties arising out of or based upon such Occurrence exceed Twenty Thousand Dollars ($20,000), at which point the entirety of such Damages (from the first dollar) shall be applied towards the Triggering Amount (as defined below) (the entirety of such Damages being hereinafter referred to as the "Buyer Indemnified Liabilities"). No claims for indemnification shall be made under this Agreement against Seller unless and until the aggregate amount of all Buyer Indemnified Liabilities exceed Six Hundred Seventy Thousand Dollars ($670,000) (the "Triggering Amount"), at which point Seller shall be obligated to indemnify the Buyer Indemnified Parties from and against all of the Buyer Indemnified Liabilities relating back to the first dollar. The amount of any Buyer Indemnified Liabilities payable to the Buyer Indemnified Parties hereunder shall be reduced by the amount of any insurance proceeds actually received by Buyer from third parties as compensation for the Damages caused by the act, omission, fact or circumstance giving rise to the Buyer Indemnified Liabilities. This Section 11.2(d) shall not apply to any obligations or covenants of Seller to (i) pay or reimburse money to Buyer expressly set forth in this Agreement, (ii) pay money to Buyer for any Damages incurred by Buyer as a result of any breach of Seller's representation set forth in Section 4.8(j), (iii) pay money to Buyer for any Damages incurred by Buyer as a result of any breach of Seller's representation set forth in Section 4.13(c) relating to the replacement or repair of products of the Business in excess of the reserve for warranty repair and service set forth on the Closing Balance Sheet, or (iv) pay money to Buyer for any Damages incurred by Buyer with respect to the matters described on Schedule 4.26(ii).

        11.3 Indemnification by Buyer. Buyer agrees to indemnify and hold Seller and its Affiliates and persons serving as officers, directors, partners, managers, stockholders, employees and agents thereof (individually a "Seller Indemnified Party" and collectively the "Seller Indemnified Parties") harmless from and against any Damages which may be sustained or suffered by any of them arising out of or based upon any breach of any representation, warranty or covenant made by Buyer in this Agreement or in any agreement, document, certificate, schedule, or exhibit delivered by Buyer hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach.

        11.4 Limitation on Indemnification by Buyer

                  (a) Notwithstanding the foregoing, no indemnification shall be payable to the Seller Indemnified Parties with respect to claims asserted pursuant to Section 11.3 above after the date which is thirty (30) months after the Closing. Claims for indemnification with respect to fraud, intentional misrepresentation or the cause or knowledge of a deliberate or willful breach of any representations, warranties or covenants of Buyer under this Agreement or in any agreement, document, certificate, schedule or exhibit delivered pursuant hereto shall not be subject to any of the limitations set forth in this Section 11.4.

                  (b) Buyer shall not be required to indemnify the Seller Indemnified Parties under this Agreement with respect to any Occurrence unless the Damages sustained or suffered by the Seller Indemnified Parties arising out of or based upon such Occurrence exceed Twenty Thousand Dollars ($20,000), at which point the entirety of such Damages (from the first dollar) shall be applied towards the Triggering Amount (the entirety of such Damages being hereinafter referred to as the "Seller Indemnified Liabilities"). No claims for indemnification shall be made under this Agreement against Buyer unless and until the aggregate amount of all Seller Indemnified Liabilities exceed the Triggering Amount, at which point Buyer shall be obligated to indemnify the Seller Indemnified Parties from and against all of the Seller Indemnified Liabilities relating back to the first dollar. The amount of any Seller Indemnified Liabilities payable to the Seller Indemnified Parties hereunder shall be reduced by the amount of any insurance proceeds actually received by Seller from third parties as compensation for the Damages caused by the act, omission, fact or circumstance giving rise to the Seller Indemnified Liabilities. This Section 11.4(b) shall not apply to any covenants or obligations of Buyer to pay or reimburse money to Seller expressly set forth in this Agreement.

         11.5 Cumulative Remedies. Notwithstanding anything herein to the contrary, each party's right to indemnification hereunder is cumulative and in addition to any and all remedies now or later allowed by law under any agreement, document, certificate, schedule or exhibit delivered pursuant hereto, which remedies shall not be restricted by the limitations on indemnification set forth in Sections 11.2 and 11.4 above.

        11.6 Notice; Defense of Claims. An indemnified party shall make claims for indemnification hereunder by giving written notice thereof to the indemnifying party promptly on discovery and in any event within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the basis for the claim for indemnification and any claim or liability being asserted by a third party. Within twenty (20) days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within twenty (20) days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate at its own expense in the defense of a third party claim or liability, directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, with consent of the indemnifying party, which consent shall not be unreasonably withheld. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.


                                  ARTICLE XII.
                   TERMINATION OF AGREEMENT; RIGHTS TO PROCEED

        12.1 Termination. At any time prior to the Closing, this Agreement may be terminated as follows:

                  (a) by mutual written consent of all of the parties to this Agreement;

                  (b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of such breach, and such breach has continued without cure for a period of 10 days after the notice of breach or (ii) if the Closing shall not have occurred on or before June 16, 2000, by reason of the failure of any condition precedent under Article VIII hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of such breach, and such breach has continued without cure for a period of 10 days after the notice of breach or (ii) if the Closing shall not have occurred on or before June 16, 2000, by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

                  (d) Seller may terminate this Agreement if Buyer elects to issue Closing Shares to Seller pursuant to Section 2.3(b)(i)(B)(2) above and the Actual Closing Average is less than the Closing Average Base, by delivering written notice to Buyer of such election to terminate ("Seller Termination Notice") as soon as practicable prior to the Closing; provided, however, that Seller shall be obligated to perform this Agreement in all respects, on the terms and conditions set forth herein, if Buyer agrees in writing (the "Non-Termination Notice") within five (5) business days of receipt of the Seller Termination Notice that, in lieu of the formula set forth in Section 2.3(b)(i)(B)(2), the number of Closing Shares issued to Seller shall be determined by dividing Fifteen Million Two Hundred Thousand Dollars ($15,200,000) (as adjusted by the Estimated Closing Purchase Price Adjustment) by the Actual Closing Average.

        12.2 Effect of Termination. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 12.1; provided, however, that the provisions of Article XII and Sections 6.5, 13.2 and 13.10-13.12 hereof shall survive any termination of this Agreement.


                                  ARTICLE XIII.
                                  MISCELLANEOUS

        13.1 Fees and Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

        13.2 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of New York without regard to its conflict of laws provisions.

        13.3 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three (3) days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

         TO BUYER:             ViaSat, Inc.
                               6155 El Camino Real
                               Carlsbad, CA 92009
                               Attention: Gregory D. Monahan, Esq.
                               Fax: (760) 929-3959

         With a copy to:       Latham & Watkins
                               701 "B" Street, Suite 2100
                               San Diego, CA 92101
                               Attention:  Thomas A. Edwards, Esq.
                               Fax: (619) 696-7419

         TO SELLER:            Scientific-Atlanta, Inc.
                               One Technology Parkway, South
                               Norcross, GA  30092-2967
                               Attention:  Larry Enterline
                               Fax: (770) 903-6299

         With a copy to:       Scientific-Atlanta, Inc.
                               One Technology Parkway, South
                               Norcross, GA  30092-2967
                               Attention: William E. Eason, Jr., Esq.
                               Fax: (770) 903-4898

        Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representatives.

        13.4 Entire Agreement. This Agreement, including the schedules and exhibits hereto, and the Nondisclosure Agreement, reflect the entire agreement of the parties with respect to the subject matter hereof, and supersede all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to in this Agreement, including the schedules and exhibits hereto or in the Nondisclosure Agreement.

        13.5 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party; provided, however, that Buyer may, without such consent, assign all such rights to any corporation, partnership, limited liability company or other entity that controls, is controlled by or under common control with Buyer or to any entity which acquires substantially all of the assets of Buyer or survives any merger with Buyer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

        13.6 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

        13.7 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

        13.8 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

        13.9 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

        13.10 Publicity and Disclosures. The parties hereto covenant and agree that, except as provided for below, each will not from and after the date hereof, make, issue or release any public announcement, press release, statement or acknowledgement of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of the other party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgements or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgement or revelation by the party so required to do so by law shall not constitute a breach of this Agreement.

        13.11 Consent to Jurisdiction. Each party hereto irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Southern District of New York or, if such court does not have jurisdiction or does not accept jurisdiction, in any court of general jurisdiction in the City of New York, New York; (b) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (c) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

        13.12 Attorneys' Fees. If either party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including, without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action, which shall be set by the judge and not a jury.

                            [signature page follows]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.


                               BUYER:

                               VIASAT, INC.,
                               a Delaware corporation



                               By: /s/ Mark D. Dankberg
                                  ----------------------------------------------
                                   Name: Mark D. Dankberg
                                        ----------------------------------------
                                   Title: President and Chief Executive Officer
                                         ---------------------------------------


                               SELLER:

                               SCIENTIFIC-ATLANTA, INC.,
                               a Georgia corporation



                               By: /s/ Larry L. Enterline
                                  ----------------------------------------------
                                   Name: Larry L. Enterline
                                        ----------------------------------------
                                   Title: Senior Vice President
                                         ---------------------------------------